UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

CADMUS COMMUNICATIONS CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following material was distributed to employees of Cadmus Communications Corporation following the public announcement of the entry into a merger agreement among Cadmus Communications Corporation, Cenveo, Inc. and Mouse Acquisition Corp., an indirect wholly owned subsidiary of Cenveo, Inc.:

December 27, 2006

Dear Fellow Cadmus Associates:

Earlier this morning, we announced that Cadmus’ Board of Directors has accepted an offer for Cadmus to be acquired by Cenveo, Inc., a publicly traded, Connecticut-based, graphic communications company. Cenveo will pay $24.75 per share and will assume all of Cadmus’ debt. We expect the acquisition will be approved by Cadmus shareholders early next year and will close in March, 2007. A copy of the press release that we issued this evening regarding the transaction is attached for your information.

As we all know, our industry has been consolidating and moving towards a smaller number of large, full-service providers. The combined Cenveo/Cadmus organization will be the third largest graphic communications company in North America with total revenues of approximately $2 billion. As part of Cenveo, we will have the scale to provide further benefits to our customers, by generating additional efficiencies in our operations and expanding our range of full service offerings.

If you are not familiar with Cenveo, you will undoubtedly hear a great deal about them in the near future. You will hear that they have been aggressive in acquiring and restructuring other printing companies. This is true. It is also true that Cenveo’s management team and the businesses they have led have been highly successful – achieving rapid growth and securing market-leading positions. Cenveo’s interest in our company is evidence of the strength of our people and of our position in the marketplace. We represent for them an opportunity to diversify and expand their business and an opportunity to secure leadership positions in the niche markets we serve.

I did want to offer you some thoughts that may be helpful to you during this transition period. First and foremost, we need to recognize that there will be change. Things will not stay the same. Some of that change will be good for the organization and exciting. Some of that change may well be challenging. Second, I hope you keep an open mind as you meet the new owners in the coming weeks. They know the graphic communications industry and have the financial and human resources that can help grow and improve our business and our performance for customers in the coming years. And finally, I hope that you will, to the best of your ability, continue to stay focused and to perform. I know from my nearly 15 years at Cadmus that we have an incredible customer base and great associates. The best thing that we can do for our customers and for ourselves during this period is to continue to do our jobs to the absolute best of our ability.

Let me close by thanking you for everything that you have done for Cadmus and particularly for the support you have given me during the six years that I have been your CEO. This is a new chapter for all of us at Cadmus, and I know that as we go forward we will stick together, support one another as best we can, and continue to deliver for our customers.

Sincerely,

/s/ Bruce Thomas
Bruce Thomas

Additional Information

This communication is being made in respect of the proposed merger transaction involving Cadmus, Cenveo and Cenveo Merger Subsidiary. In connection with the merger, Cadmus will file with the SEC a proxy statement. In addition, Cenveo and Cadmus will file other relevant documents concerning the merger with the SEC. We urge investors to read the proxy statement and any other relevant documents, as well as any amendments or supplements to those documents, when they become available because they will contain important information about Cenveo, Cadmus and the merger. The final proxy statement will be mailed to Cadmus shareholders of record at the record date for the special meeting of the shareholders to be held to approve the proposed transaction. In addition, the preliminary and final proxy statements and other relevant documents will be available free of charge at the SEC’s Internet website, www.sec.gov. Documents filed by Cenveo with the SEC can be obtained for free at the Cenveo website, www.cenveo.com or by contacting Cenveo at the following address and telephone number: Mr. Robert Burton, Jr., (203) 595-3005. When available, the preliminary and final proxy statement and other relevant documents also may be obtained for free at the Cadmus website, www.cadmus.com or by contacting Cadmus at the following address and telephone number: 1801 Bayberry Court, Suite 200, Richmond, Virginia 23226, 804-287-5680. We urge you to read the proxy statement and any other relevant documents when they become available carefully before making a decision concerning the merger.

Cadmus and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Cadmus in connection with the merger. Information about the directors and executive officers of Cadmus and their ownership of Cadmus common stock is set forth in the proxy statement, dated October 2, 2006, for Cadmus’ 2006 annual meeting of shareholders, as filed with the SEC. Additional information regarding the interests of such participants may be obtained by reading the proxy statement when it becomes available.

The information on our or Cenveo’s website is not, and shall not be deemed to be, a part of this document or incorporated into other filings we make with the SEC.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward looking statements include expectations regarding the timing and receipt of regulatory and stockholder approval, and our ability to otherwise satisfy the conditions to closing. All such statements are subject to risks and uncertainties that could cause our actual results to differ materially from those set forth or implied by the forward looking statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) the impact of price increases for energy and other materials and services affected by higher oil and fuel prices, (4) our ability to grow revenue and market share in the educational and government services markets, (5) significant price pressure in the markets in which we compete, (6) the loss of significant customers or the decrease in demand from customers, (7) our ability to continue to obtain improved efficiencies and lower production costs, (8) the financial condition and ability to pay of certain customers, (9) our ability to implement and realize the expected benefits associated with our equipment replacement and consolidation plan, including our ability to successfully complete certain consolidation initiatives and effect other restructuring actions, (10) our ability to operate effectively in markets outside of North America, (11) our ability to realize the tax benefits associated with certain transactions, and (12) our ability to implement and realize the expected benefits associated with our increased operations in Asia and the business opportunities available to the PeriscopeCadmus™ joint venture. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.

The following material was distributed by employees of Cadmus Communications Corporation following the public announcement of the entry into a merger agreement among Cadmus Communications Corporation, Cenveo, Inc. and Mouse Acquisition Corp., an indirect wholly owned subsidiary of Cenveo, Inc.:

December 27, 2006

Dear Cadmus Customer:

As a valued customer, we wanted to make you aware of an important development regarding Cadmus. Last evening, we announced that our Board of Directors has accepted an offer for Cadmus to be acquired by Cenveo, Inc., a publicly traded, Connecticut-based, graphic communications company. The transaction is subject to shareholder and regulatory approvals and is scheduled to close sometime in March, 2007. A copy of the press release that we issued relating to the transaction is attached for your information.

We believe the acquisition will be positive for our customers. The combined Cenveo/Cadmus organization will be the third largest graphic communications company in North America with total revenues of approximately $2 billion. As part of this larger organization, we will be able to offer you a broader array of services and we will be able to bring additional resources and capabilities to bear to continue to improve both the speed and the efficiency of our production processes.

Obviously, it is very early in the process and we do not have all of the answers regarding how the two businesses will be integrated and operated going forward. As we work through those issues, please know that the best interests of customers will be our first and foremost consideration. In addition, we want to personally assure you that our entire team at Cadmus – ourselves included – will do everything in our power to make this transition as seamless as possible and to continue to give you the high level of service, responsiveness, and quality that you have come to expect from Cadmus.

Your Cadmus sales representatives or a member of the Cadmus Leadership Team will be reaching out to you directly to give you additional details as they come available. In the interim, thank you for your business and for your continued support.

Sincerely,	Sincerely,

/s/ Bruce Thomas	/s/ Peter Hanson
Bruce Thomas	Peter Hanson
President and CEO	COO, Publisher Services Group

FOR IMMEDIATE RELEASE	Contact:	Paul K. Suijk
Senior Vice President & CFO
(804) 287-5694

Cadmus Communications Corporation and Cenveo, Inc.

Agree to Merge

Cadmus Shareholders to Receive $24.75 Per Share in Cash

Richmond, Virginia — December 27, 2006 — Cadmus Communications Corporation (NASDAQ/GM: CDMS) and Cenveo, Inc. (NYSE: CVO) have entered into a definitive merger agreement for Cenveo to acquire Cadmus in an all-cash merger at a price of $24.75 per share. The total value of the transaction, including Cenveo’s assumption of Cadmus’ debt, is expected to be approximately $430 million at closing.

Cadmus’ board of directors unanimously approved the merger agreement and is unanimously recommending that Cadmus’ shareholders approve the transaction. The transaction, expected to close during the first calendar quarter of 2007, requires the approval of Cadmus’ shareholders and regulatory approvals and the satisfaction of certain other closing conditions contained in the merger agreement.

Bruce V. Thomas, president and chief executive officer of Cadmus, said, “Over our 22-year history, Cadmus has grown to become the leading provider of publishing services to the scientific, technical, and medical market, the fifth largest periodical printer in North America, and a leading and global provider of specialty packaging services. With this transaction, we will now become part of the third largest graphic communications company in North America. As part of this larger business, Cadmus will be positioned to reach the next level of performance and market share growth in the attractive niche markets we serve. We should now be better able to meet the growing and full service needs of Cadmus’ customers and better able to use our scale to deliver increased efficiencies and a wider service offering to our customers.”

In connection with the merger, Clary Limited, Purico (IOM) Limited, Melham US Inc. and Bruce V. Thomas entered into a voting agreement with Cenveo pursuant to which they have agreed to vote their shares of Cadmus in favor of the merger.

Headquartered in Richmond, Virginia, Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fifth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services.

Headquartered in Stamford, Connecticut, Cenveo is one of North America’s leading providers of print and visual communications, with one-stop services from design through fulfillment. The Company’s broad portfolio of services and products include commercial printing, envelopes, labels, packaging and business documents delivered through a network of production, fulfillment and distribution facilities throughout North America.

Cadmus was advised by Deutsche Bank Securities Inc., which rendered a fairness opinion to the Cadmus Board of Directors. Willkie Farr & Gallagher LLP and Troutman Sanders LLP served as legal advisors to Cadmus on the transaction.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements include expectations regarding the timing and receipt of regulatory and stockholder approval, and our ability to otherwise satisfy the conditions to closing. All such statements are subject to risks and uncertainties that could cause our actual results to differ materially from those set forth or implied by the forward-looking statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) the impact of price increases for energy and other materials and services affected by higher oil and fuel prices, (4) our ability to grow revenue and market share in the educational and government services markets, (5) significant price pressure in the markets in which we compete, (6) the loss of significant customers or the decrease in demand from customers, (7) our ability to continue to obtain improved efficiencies and lower production costs, (8) the financial condition and ability to pay of certain customers, (9) our ability to implement and realize the expected benefits associated with our equipment replacement and consolidation plan, including our ability to successfully complete certain consolidation initiatives and effect other restructuring actions, (10) our ability to operate effectively in markets outside of North America, (11) our ability to realize the tax benefits associated with certain transactions, and (12) our ability to implement and realize the expected benefits associated with our increased operations in Asia and the business opportunities available to the PeriscopeCadmus™ joint venture. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.

Additional Information about the Merger and Where to Find It

Cadmus will file a proxy statement with the Securities and Exchange Commission concerning the proposed merger transaction. Holders of Cadmus common stock are urged to read the proxy statement and such other documents when they become available because they will contain important information. In addition, Cadmus and its directors and executive officers and other members of its management and its employees may be deemed to be participants in the solicitation of proxies from the shareholders of Cadmus with respect to the transactions contemplated by the merger agreement. Information about the directors and officers of Cadmus in the merger will be available in the proxy statement and other documents that Cadmus will file with the SEC. Investors will be able to obtain a free copy of the documents filed with the SEC by Cenveo and Cadmus at the SEC’s website http://www.sec.gov. Investors will be able to obtain a free copy of the relevant documents filed by Cadmus by contacting Paul Suijk at Cadmus at: 1801 Bayberry Court, Suite 200, Richmond, VA 23226 or online at http://www.cadmus.com/investors/.

Cadmus and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Cadmus in connection with the merger. Information about the directors and executive officers of Cadmus and their ownership of Cadmus common stock is set forth in the proxy statement, dated October 2, 2006, for Cadmus’ 2006 annual meeting of shareholders, as filed with the SEC. Additional information regarding the interests of such participants may be obtained by reading the proxy statement when it becomes available.

The information on our or Cenveo’s website is not, and shall not be deemed to be, a part of this document or incorporated into other filings we make with the SEC.